Exhibit 10.2

EXHIBIT B-1: FORM OF RESTRICTED SHARE AGREEMENT

DJO GLOBAL, INC.

RESTRICTED SHARE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made between DJO Global, Inc., a Delaware corporation (the “Company”), and the individual specified on the signature page hereto (the “Grantee”), effective as of the date specified on the signature page hereto.

R E C I T A L S:

WHEREAS, the Company has adopted the 2007 DJO Global Inc. (f/k/a “DJO Incorporated”) Incentive Stock Plan (the “Plan”) in the form attached as Exhibit A, which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant restricted shares (“Restricted Shares”) of common stock of the Company (“Shares”) to the Grantee pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.     Grant of Restricted Shares.  Pursuant to and subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, effective as of the date specified on the signature page hereto (such date, the “Date of Grant”), the Company shall grant to the Grantee 60,753 Restricted Shares (the “Restricted Share Award”).

2.     Vesting; Forfeiture.

(a)           One-half of the Restricted Shares shall vest on the first anniversary of the date on which Grantee’s employment commences with the Company (the “Start Date”) and the other half of the Restricted Shares shall vest on the second anniversary of the Start Date, subject to the Grantee’s continued employment through the applicable anniversary by the Company or its subsidiaries in accordance with the terms of the Grantee’s employment agreement dated May 31, 2011 (the “Employment Agreement”).  If Grantee’s employment with the Company under the Employment Agreement terminates for any reason prior to the applicable anniversary, then the unvested Restricted Shares shall be forfeited immediately without consideration or further action, and the Committee shall be empowered to take any actions necessary to effectuate the foregoing, without any action by the Grantee.

(b)           Notwithstanding the foregoing, to the extent not then vested or previously forfeited or cancelled, the Restricted Shares shall vest upon a Change in Control that occurs during the Grantee’s continued employment by the Company or its subsidiaries in accordance with the terms of the Employment Agreement.  For the purpose of this Agreement, “Change in Control” shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than a sale or disposition where Blackstone retains all or substantially all of the assets of the Company, or (ii) any person or group, other than Blackstone, is or becomes the ‘beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission); or (iii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company.  For the purposes of this Agreement, “Blackstone” shall mean each of Blackstone Capital Partners V L.P. a Cayman Islands limited partnership, Blackstone Family Investment Partnership V L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership V-A L.P., a Cayman Islands limited partnership, Blackstone Participation Partnership V L.P., a Cayman Islands limited partnership and each of their respective Affiliates.

3.     Stock Ledger; Certificates.  The Restricted Shares shall be registered in the Grantee’s name on the stock transfer books of the Company promptly after the date hereof.  As a condition to the receipt of this Restricted Share Award, the Grantee shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares.  No certificates shall be issued for fractional shares.  Certificates evidencing the Restricted Shares may be issued by the Company in its sole discretion.

4.     Rights as a Stockholder.  The Grantee shall be the record owner of the Restricted Shares unless or until such Restricted Shares are forfeited pursuant to Section 2 or is otherwise sold or disposed of as permitted under Section 21 of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company (including, without limitation, the payment of any dividends on the shares of Restricted Shares, except that payment of any dividends payable on the Restricted Shares prior to the date on which such Restricted Shares become vested will be delayed until the date on which such Restricted Shares become vested (and if such Restricted Shares never vest, then no such dividends will be payable)).

5.     Legend on Certificates.  Certificates issued evidencing the Restricted Shares (if any) shall contain a legend stating that they are subject to transfer restrictions and shall be subject to such stop transfer orders and other restrictions as the Board may deem reasonably advisable under the Plan, the Stockholders Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are listed, any applicable federal or state laws and the Company’s articles of incorporation and bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.     Stockholders Agreement.  The Grantee agrees that any Shares that the Grantee receives pursuant to this Agreement or under the Plan are subject to the terms and conditions set forth in certain stockholders agreement applicable to the Grantee, as amended from time to time (the “Stockholders Agreement”).

7.     No Employment Contract.  Nothing contained in this Agreement shall (a) confer upon the Grantee any right to be employed by or remain employed by the Company or any subsidiary, or (b) limit or affect in any manner the right of the Company or any subsidiary to terminate the employment or adjust the compensation of the Grantee.

8.     Taxes and Withholding.  The Company or any subsidiary may withhold, or require the Grantee to remit to the Company or any subsidiary, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Grantee’s FICA obligation) in connection with any payment made or benefit realized by the Grantee or other person under this Agreement or otherwise, and if the amounts available to the Company or any subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Grantee or such other person make arrangements satisfactory to the Company or any subsidiary for payment of the balance of such taxes required to be withheld.

9.     Compliance with Law.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the Restricted Shares shall comply with all applicable federal and state securities laws.

10.   Adjustments.  The Board shall make or provide for such substitution or adjustments in the number of Shares covered by this Agreement and in the kind of shares covered thereby and/or such other equitable substitution or adjustments as the Board may determine to prevent dilution or enlargement of the Grantee’s rights that otherwise would result from (i) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.  In the case of a Change in Control, such substitutions and adjustments include, without limitation, canceling any and all Restricted Shares in exchange for cash payments in connection with such an adjustment event.

11.   Relation to Other Benefits.  Any economic or other benefit to Grantee under this Agreement shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any subsidiary.

12.   Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

13.   Severability.  If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.   Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Restricted Share or its settlement.

15.   Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

16.   Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of New York.

17.   Prior Agreement.  As of the Date of Grant, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

18.   Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Grantee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

20.   Transferability.  The Restricted Shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, except as provided in the Shareholders Agreement (and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or other disposition not permitted by the Shareholders Agreement shall be void and unenforceable against the Company or any Affiliate).

21.   Financial Condition of Grantee.  The Grantee further represents and warrants that (i) the Grantee’s financial condition is such that the Grantee can afford to bear the economic risk of holding the Restricted Shares and/or the Shares for an indefinite period of time and has adequate means for providing for the Grantee’s current needs and personal contingencies, (ii) the Grantee can afford to suffer a complete loss of his or her investment in the Restricted Shares and/or the Shares, (iii) the Grantee understands and has taken cognizance of all risk factors related to the grant of the Restricted Shares, (iv) the Grantee’s knowledge and experience in financial and business matters are such that the Grantee is capable of evaluating the merits and risks of the grant of the Restricted Shares, and (v) unless Grantee has circled “(is not)” in the provision under the signature line on the signature page hereto, the Grantee represents he is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act, as amended.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, as of the day and year first above written.

DJO GLOBAL, INC.:

DONALD ROBERTS
Executive Vice President, General Counsel and Secretary

I hereby agree to be bound by the terms of the Plan, this Agreement and the Stockholders Agreement.  I hereby further agree that all the decisions and determinations of the Board or an officer as provided in this Agreement shall be final and binding.

PARTICIPANT:

MICHAEL MOGUL

Grantee (is) (is not) [circle one] an “accredited investor”(1) within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

(1)                                  An “Accredited Investor” includes any person who meets one or more of the following tests (other tests may also be applicable, but Grantee is an “accredited investor” if any of these tests is satisfied):

•                  Any director or executive officer of the Company;

•                  Any natural person whose individual net worth, or joint net worth with that person’s spouse, on the Date of Grant exceeds $1,000,000; or

•                  Any natural person who had an individual income in excess of $200,000 in both 2009 and 2010 and have a reasonable expectation of reaching the same income level in 2011, or joint income with that person’s spouse in excess of $300,000 in both 2009 and 2010 and have a reasonable expectation of reaching the same income level in 2011.

Exhibit A

Form of Plan

(Distributed Separately)